Exhibit 1

British American Tobacco p.l.c.

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Cristina Dall’Aglio
2	Reason for the notification
a)	Position/status	Person closely associated with a person discharging managerial responsibilities; Giovanni Giordano, Director, Group Human Resources
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Purchase of shares.
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£43.00	1,000

d)	Aggregated information - Aggregated volume - Price	1,000 £43.00
e)	Date of the transaction	2018-02-22
f)	Place of the transaction	London Stock Exchange (XLON)

Name of officer of issuer responsible for making notification: Sophie Kerr Date of notification: 27 February 2018